UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to

Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Dex Media, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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DEX MEDIA, INC.

198 Inverness Drive West

Englewood, Colorado 80112

April 20, 2005

Dear Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to attend the 2005 Annual Meeting of Stockholders of Dex Media, Inc. The Annual Meeting will be held in the St. Regis Roof Ballroom of the St. Regis Hotel, Two East 55th Street, New York, New York, on Wednesday, May 18, 2005, starting at 8:30 a.m., local time.

The matters to be discussed and voted on at the Annual Meeting are described in the enclosed Notice of Annual Meeting and Proxy Statement. Also enclosed is Dex Media’s Annual Report for the year ended December 31, 2004.

Please take the time to read carefully each of the proposals described in the enclosed Proxy Statement. Your vote is important. We urge you to vote your shares whether or not you intend to attend the Annual Meeting. Please complete, date, sign and return the enclosed proxy card in the envelope provided. You may revoke your proxy prior to or at the Annual Meeting and still vote in person if you so desire.

If you plan to attend the Annual Meeting in person, please call 866-545-2900 or register online at www.dexconference.com by May 13, 2005.

Thank you for your continuing support of Dex Media. We look forward to keeping you informed of our progress throughout the coming year.

Sincerely yours,

George A. Burnett

President and Chief Executive Officer

DEX MEDIA, INC.

198 Inverness Drive West

Englewood, Colorado 80112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 18, 2005

To the Stockholders of Dex Media, Inc.:

The 2005 Annual Meeting of Stockholders of Dex Media, Inc., a Delaware corporation (the “Company”), will be held in the St. Regis Roof Ballroom of the St. Regis Hotel, Two East 55th Street, New York, New York, on Wednesday, May 18, 2005, starting at 8:30 a.m., local time.

The Annual Meeting will be held for the following purposes:

1.	To elect three Class I directors to hold office for a three-year term and until their successors are elected and qualified;

2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005; and

3.	To conduct any other business that may be properly brought before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote FOR the election of the Class I director nominees named in this Proxy Statement and FOR the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm.

The record date for the Annual Meeting is April 4, 2005. Only stockholders of record at the close of business on that date are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and return it promptly in the envelope provided. Any person giving a proxy may revoke it at any time prior to its exercise and, if present at the Annual Meeting, may withdraw it and vote in person.

By Order of the Board of Directors,

Frank M. Eichler

Senior Vice President, General Counsel and

Secretary

Englewood, Colorado

April 20, 2005

i

DEX MEDIA, INC.

198 Inverness Drive West

Englewood, Colorado 80112

PROXY STATEMENT

FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 18, 2005

GENERAL INFORMATION

The Board of Directors of Dex Media, Inc. is soliciting proxies to be voted at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held in the St. Regis Roof Ballroom of the St. Regis Hotel, Two East 55th Street, New York, New York, on Wednesday, May 18, 2005, starting at 8:30 a.m., local time, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about April 20, 2005.

Unless the context requires otherwise: (i) the terms “Dex Media,” the “Company,” “us,” “we,” and “our” refer collectively to Dex Media, Inc. and its consolidated subsidiaries and (ii) the terms “Board of Directors” and “Board” mean the Board of Directors of Dex Media.

Questions and Answers About The Proxy Materials and the Annual Meeting

Why am I receiving these materials?

We are providing these proxy materials in connection with Dex Media’s 2005 Annual Meeting of Stockholders, which will take place on Wednesday, May 18. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card in the envelope provided.

What information is contained in these materials?

This Proxy Statement includes information on the matters to be voted on at the Annual Meeting. This Proxy Statement also includes information on the voting process and requirements, the compensation of directors and some of our executive officers and certain other required information.

What am I voting on?

There are two matters scheduled for a vote at the Annual Meeting:

•	To elect three Class I directors, each of whom will hold office for a three-year term and until his successor is elected and qualified; and

•	To ratify the selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2005.

How does the Board recommend that I vote on these matters?

Our Board of Directors recommends that you vote FOR the election of the Class I director nominees named in this Proxy Statement and FOR the ratification of the selection of KPMG as Dex Media’s independent registered public accounting firm for the year ending December 31, 2005.

Who may vote at the Annual Meeting?

Only stockholders of record at the close of business on April 4, 2005 will be entitled to vote at the Annual Meeting. On that date, there were 150,381,098 shares of common stock outstanding and entitled to vote.

What shares may I vote?

You may vote all the shares that you owned on the record date. These shares include: (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If on April 4, 2005 your shares were registered directly in your name with our transfer agent, Wachovia Bank, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy; doing so will revoke your proxy and the votes cast thereby.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner. If on April 4, 2005 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. Simply complete and mail the proxy card and follow the instructions of your broker, bank or dealer to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or dealer. To obtain a proxy from your broker, bank or dealer, follow the instructions from that entity included with these proxy materials, or contact your broker, bank or dealer directly.

What votes may I cast?

You may either vote FOR all the Class I director nominees or your vote may be WITHHELD with respect to one or more of the nominees. For each of the other matters to be voted on, you may vote FOR or AGAINST the matter or you may indicate that you wish to ABSTAIN from voting on the matter.

How many votes do I have?

On each matter to be voted on, you have one vote for each share of our common stock that you owned as of April 4, 2005.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the Annual Meeting in person or by proxy. On the record date, there were 150,381,098 shares outstanding and entitled to vote. Thus, 75,190,550 shares must be represented by stockholders present at the Annual Meeting in person or by proxy to have a quorum.

Your shares will be counted towards the quorum if you or your broker, bank or dealer submit a valid proxy card or vote at the Annual Meeting. Abstentions and “broker non-votes” (which occur when a broker returns a proxy card and indicates that it lacks discretionary authority to vote on a particular matter) will also be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or a majority of the votes present at the Annual Meeting may adjourn the meeting to another date.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted FOR the election of all three Class I director nominees and FOR the ratification of the selection of KPMG as Dex Media’s independent registered public accounting firm for the year ending December 31, 2005. If any other matter is properly presented at the Annual Meeting, one of the individuals named on your proxy card will vote your shares using his best judgment.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

May I change my vote after submitting my proxy?

Yes. You may revoke your proxy at any time before the final vote at the Annual Meeting in any one of three ways:

•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to Dex Media’s Senior Vice President, General Counsel and Secretary at 198 Inverness Drive West, Englewood, Colorado 80112; or

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count FOR and (with respect to proposals other than the election of directors) AGAINST votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as AGAINST votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker may vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

For the election of directors, the three persons receiving the highest number of FOR votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

If Proposal No. 2, the ratification of the selection of KPMG as Dex Media’s independent registered public accounting firm for the year ending December 31, 2005, does not receive a FOR vote from the majority of shares present and entitled to vote either in person or by proxy, the Audit Committee will reconsider its selection. If you ABSTAIN from voting, it will have the same effect as an AGAINST vote. Broker non-votes will have no effect.

Who will count the votes?

We have appointed Wachovia Bank, N.A to act as the inspector of election for the Annual Meeting. We believe that Wachovia Bank, N.A. will use procedures that are consistent with Delaware law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2005.

Who is paying for this proxy solicitation?

Dex Media will pay for the entire cost of soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 21, 2005, to Dex Media’s Senior Vice President, General Counsel and Secretary at 198 Inverness Drive West, Englewood, Colorado 80112. If we change the date of next year’s Annual Meeting by more than 30 days from the date of this year’s Annual Meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. You should also be aware that your proposal must comply with the regulations of the Securities and Exchange Commission (the “SEC”) regarding inclusion of stockholder proposals in company-sponsored proxy materials. In order for you to submit a proposal to us for consideration at next year’s Annual Meeting but which is not intended to be included in the related proxy statement and proxy card, we must receive a written notice of the proposal between January 18, 2006 and February 17, 2006; otherwise, it will be considered by us to be untimely and not properly brought before next year’s Annual Meeting.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL NO. 1—ELECTION OF CLASS I DIRECTORS

Dex Media’s Board of Directors consists of nine directors and is divided into three classes: three Class I directors, two Class II directors and four Class III directors. The term for each class of directors expires at successive Annual Meetings.

We have nominated the following three persons to serve as our Class I directors: George A. Burnett, R. Glenn Hubbard and Russell T. Lewis. Each nominee has been approved by Dex Media’s Corporate Governance and Nominating Committee for inclusion on the enclosed proxy card. Mr. Hubbard, who is not an executive officer of the Company and joined Dex Media as a director in July 2004, was recommended by Welsh, Carson, Anderson & Stowe (“WCAS”). Mr. Lewis, who is not an executive officer of the Company and joined Dex Media as a director in October 2004, was recommended by The Carlyle Group (“Carlyle”). Carlyle and WCAS are referred to herein individually as a “Sponsor” and collectively as the “Sponsors.”

If elected, the term of each Class I director will be three years and will expire at our 2008 Annual Meeting of Stockholders. Each nominee for Class I director named above will, if elected, continue in office for the director’s designated term and until his successor has been duly elected and qualified, or until the earlier of his death, resignation or retirement.

The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the three nominees for Class I director named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has consented to be named as a nominee in this Proxy Statement and has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

The Board of Directors unanimously recommends a vote FOR each named nominee for Class I director.

Set forth below is certain biographical and other information about the members of the Board of Directors:

Name	Age(1)	Position(s) Held	Year Began as Director	Year Term Expires(2)
George A. Burnett(3)(4)	49	Class I director	2002	2005
James A. Attwood, Jr.(4)(5)(6)(7)	46	Class III director	2002	2007
Anthony J. de Nicola(4)(5)(6)(7)	40	Class III director	2002	2007
John Almeida, Jr.	34	Class II director	2002	2006
R. Glenn Hubbard(8)	46	Class I director	2004	2005
Russell T. Lewis(8)	57	Class I director	2004	2005
William E. Kennard(8)	48	Class III director	2002	2007
Bruce E. Rosenblum	51	Class II director	2002	2006
Sanjay Swani	38	Class III director	2002	2007

(1)	As of April 1, 2005.
(2)	The current term of the Class I directors expires at the 2005 Annual Meeting. The term for persons elected at the 2005 Annual Meeting will expire in 2008.
(3)	Mr. Burnett also serves as Dex Media’s President and Chief Executive Officer.
(4)	Member of the Executive Committee.
(5)	Co-Chairman of the Board of Directors.
(6)	Member of the Compensation Committee.

(7)	Member of the Corporate Governance and Nominating Committee.
(8)	Member of the Audit Committee. Mr. Hubbard is Chairman of the Audit Committee.

George A. Burnett joined Dex Media as President, Chief Executive Officer and director in November 2002, when Dex Media East LLC (“Dex Media East”) acquired the directory business of Qwest Dex, Inc. and its parent, Qwest Dex Holdings, Inc. (collectively, “Qwest Dex”) in seven states. He served as President and Chief Executive Officer of Qwest Dex from February 2001 until September 2003, when Dex Media West LLC (“Dex Media West”) acquired the directory business of Qwest Dex in seven additional states (the “Dex West Acquisition”). Mr. Burnett has served as a director of The Yellow Pages Association (formerly called the Yellow Pages Integrated Media Association) since 2001 and served as Chairman of that organization from March 2004 until March 2005. He joined Qwest Communications International Inc. (“Qwest”) as Chief Marketing Officer in August 2000. In 2000, he served as President and CEO of the Mass Market Retail Group of American Electric Power. Prior to holding that position, he spent six years at AT&T as President of Local Services, General Manager of two market segments and General Manager of Card and Operator Services. In addition, he worked for 14 years at D’Arcy Masius Benton and Bowles, a worldwide advertising agency. Mr. Burnett received an A.B. from Dartmouth College and an M.B.A. from Dartmouth’s Amos Tuck School.

James A. Attwood, Jr. joined Dex Media as Co-Chairman of the Board in November 2002. He has been a managing director of Carlyle since November 2000. Prior to joining Carlyle, he served as Executive Vice President-Strategy, Development and Planning for Verizon Communications. Prior thereto, he served as Executive Vice President-Strategic Development and Planning at GTE Corporation. Mr. Attwood joined GTE Corporation in 1996 as Vice President-Corporate Planning and Development after more than ten years in the investment banking division of Goldman, Sachs & Co. He received a B.A. and M.A. from Yale University in 1980 and an M.B.A. and J.D. from Harvard University in 1985. Mr. Attwood was designated by affiliates of Carlyle and elected as Co-Chairman of the Board pursuant to the Sponsor Stockholders Agreement described under “Certain Relationships and Related Transactions.”

Anthony J. de Nicola joined Dex Media as Co-Chairman of the Board in November 2002. He has been a general partner of WCAS since April 1994. Previously, he worked for William Blair & Company for four years in the merchant banking area. Mr. de Nicola holds a B.A. degree from DePauw University and an M.B.A. from Harvard Business School. He is also a member of the boards of directors of Centennial Communications Corp., Valor Communications Group, Inc., ITC^DeltaCom, Inc. and several private companies. Mr. de Nicola was designated by affiliates of WCAS and elected as Co-Chairman of the Board pursuant to the Sponsor Stockholders Agreement.

John Almeida, Jr. joined Dex Media as a director in November 2002. Mr. Almeida joined WCAS in March 1999 and is a general partner. Prior to joining WCAS, Mr. Almeida worked in the investment banking department of Lehman Brothers Inc. and previously worked at the private equity firm Westbury Capital Partners. Mr. Almeida holds a B.A. degree from Yale College. He is also a member of the board of directors of ITC^DeltaCom, Inc. Mr. Almeida was designated by affiliates of WCAS and elected as a director pursuant to the Sponsor Stockholders Agreement.

R. Glenn Hubbard joined Dex Media as a director in July 2004. He has been the Dean of the Graduate School of Business at Columbia University since July 2004. He has served as a Professor at Columbia University since 1988. From 2001 to 2003, Mr. Hubbard served as Chairman of the U.S. Council of Economic Advisers and as Chair of the Economic Policy Committee of the Organization for Economic Cooperation and Development. He has also served as Deputy Assistant Secretary of the U.S. Treasury Department for Tax Policy. In addition to his responsibilities at Columbia University, he is currently a research associate at the National Bureau of Economic Research and the director of the program on tax policy at the American Enterprise Institute. He is a member of the boards of directors of Automatic Data Processing, Inc., Duke Realty Corporation, KKR Financial Corporation, BlackRock Closed-End Funds and Ripplewood Holdings. Mr. Hubbard received a Ph.D. in economics from Harvard University.

Russell T. Lewis joined Dex Media as a director in October 2004. From 1997 until December 2004, Mr. Lewis served as President, CEO and a director of The New York Times Company (“The Times”). Mr. Lewis first joined The Times in 1966 as a copy boy. After receiving his law degree in 1973, he spent four years with the New York law firm Cahill Gordon and Reindel LLP before returning to The Times in 1977 as a staff attorney and subsequently serving in a variety of leadership positions, including President and General Manager of The New York Times newspaper. Mr. Lewis and The Times have entered into a Separation Agreement pursuant to which Mr. Lewis will continue as an employee of The Times until December 26, 2006. Mr. Lewis holds a B.A. from the State University of New York at Stony Brook and a J.D. from the Brooklyn Law School.

William E. Kennard joined Dex Media as a director in November 2002. He has been a managing director of Carlyle since May 2001. Prior to joining Carlyle, Mr. Kennard served as Chairman of the U.S. Federal Communications Commission (the “FCC”) from November 1997 to January 2001. He was the FCC’s General Counsel from December 1993 to November 1997. Before serving in government, Mr. Kennard was a partner and member of the board of directors of the law firm of Verner, Liipfert, Bernhard, McPherson and Hand in Washington, DC. He is a member of the boards of directors of Nextel Communications, The New York Times Company and eAccess, Ltd. Mr. Kennard graduated from Stanford University and received his law degree from Yale Law School. Mr. Kennard was designated by affiliates of Carlyle and elected as a director pursuant to the Sponsor Stockholders Agreement.

Bruce E. Rosenblum joined Dex Media as a director in November 2002. He has been a managing director of Carlyle since May 2000. Prior to joining Carlyle, Mr. Rosenblum was a partner and Executive Committee member at the law firm Latham & Watkins LLP, where he practiced for 18 years, specializing in mergers and acquisitions and corporate finance. Mr. Rosenblum is a graduate of Yale University and received his J.D. from Columbia Law School. He is a member of the boards of directors of PanAmSat Holding Corporation, The Relizon Company and Rexnord Corporation. Mr. Rosenblum was designated by affiliates of Carlyle and elected as a director pursuant to the Sponsor Stockholders Agreement.

Sanjay Swani joined Dex Media as a director in November 2002. Mr. Swani joined WCAS in July 1999 and has been a general partner of that firm since October 2001. Prior to joining WCAS, Mr. Swani was a principal at the private equity firm Fox Paine & Company and prior to that worked in the mergers and acquisitions department of Morgan Stanley & Co. Mr. Swani holds an A.B. degree from Princeton University, a J.D. from Harvard Law School and an M.S. from the MIT Sloan School of Management. He is also a member of the boards of directors of Banctec Inc., Valor Communications Group, Inc. and ITC^DeltaCom, Inc. Mr. Swani was designated by affiliates of WCAS and elected as a director pursuant to the Sponsor Stockholders Agreement.

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG as Dex Media’s independent registered public accounting firm for the year ending December 31, 2005 and has further directed that management submit the selection of KPMG for ratification by the stockholders at the Annual Meeting. Neither Dex Media’s amended and restated by-laws (the “By-laws”), nor its other governing documents nor law require stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. Representatives of KPMG are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG. Abstentions will be counted towards the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this proposal has been approved.

If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of KPMG as Dex Media’s independent registered public accounting firm.

CORPORATE GOVERNANCE

Board of Directors

Dex Media’s Board of Directors consists of nine directors and is divided into three classes: three Class I directors, two Class II directors and four Class III directors. The term for each class of directors expires at successive Annual Meetings. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

We currently avail ourselves of the “controlled company” exception under the New York Stock Exchange corporate governance standards, pursuant to which a company of which more than 50% of the voting power is held by a group may elect not to comply with certain New York Stock Exchange corporate governance requirements, including: (i) the requirement that a majority of the Board of Directors consist of independent directors; (ii) the requirement that the Corporate Governance and Nominating Committee be composed entirely of independent directors; (iii) the requirement that the Compensation Committee be composed entirely of independent directors; and (iv) the requirement for an annual performance evaluation of the Compensation and Corporate Governance and Nominating Committees. Carlyle and WCAS as a group control a majority of our outstanding common stock. Accordingly, the Company has elected not to comply with the requirements that we have a majority of independent directors on our Board of Directors and that our Compensation Committee and our Corporate Governance and Nominating Committee be composed entirely of independent directors. The Company believes, however, that the current composition of the Board and the committees of the Board ensures a significant role for the Company’s independent directors. In the event that we are no longer a “controlled company,” we will be required to have a majority of independent directors on our Board of Directors and to have our Compensation Committee and our Corporate Governance and Nominating Committee be composed entirely of independent directors within one year of the date that we lose our “controlled company” status.

In determining independence, the Board affirmatively determines whether a director has a “material relationship” with the Company that would compromise his or her independence from management. When assessing the “materiality” of a director’s relationship with Dex Media, the Board considers all relevant facts and circumstances, from the point of view not only of the director in question but also from that of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, consulting, charitable, familial and other relationships. The Board also consults with counsel to ensure that its determinations with respect to director independence are consistent with applicable laws and regulations, including the New York Stock Exchange corporate governance requirements. Applying these standards, the Board has determined that Messrs. Hubbard and Lewis qualify as independent.

Meetings of the Board

During 2004, the Board of Directors met seven times. Each of our directors attended 75% or more of the aggregate of: (i) the total number of meetings of the Board of Directors held while he was a director and (ii) the total number of meetings of each committee on which he served during the period in which he served as a member of that committee. Although we do not currently have a policy with regard to Board member attendance at Annual Meetings of Stockholders, such attendance is encouraged. The Company did not hold an Annual Meeting of Stockholders in 2004 because the Company’s initial public offering was consummated on July 22, 2004.

Committees of the Board

Set forth below is information concerning the Executive Committee, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

Executive Committee. James A. Attwood, Jr., Anthony J. de Nicola and George A. Burnett currently comprise the Executive Committee, which has all the powers and authority of the Board of Directors in the management of our business and affairs, except in respect of:

•	Approving, adopting or recommending to stockholders any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval;

•	Adopting, amending or repealing any of the By-laws; and
•	Those matters which New York Stock Exchange corporate governance rules or SEC rules require to be within the purview of our independent directors or which are otherwise in conflict with such rules (including, without limitation, matters delegated to the Audit Committee in accordance with such rules).

We call the types of actions described in the previous three bullets “full board matters.” Our Executive Committee has the power and authority to submit recommendations to the Board of Directors with respect to “full board matters” prior to the Board of Directors taking any action. During 2004, the Executive Committee met five times.

The Executive Committee has adopted a written charter which can be found on our corporate website at www.dexmedia.com.

Audit Committee. The Audit Committee is comprised of R. Glenn Hubbard, William E. Kennard and Russell T. Lewis. The Audit Committee reviews the Company’s various accounting, financial reporting and internal control functions and makes recommendations to the Board of Directors for the selection of our independent registered public accountants. In addition, the committee monitors the independence of our independent registered public accountants. During 2004, the Audit Committee met seven times.

We are in compliance with the New York Stock Exchange corporate governance rules with respect to the charter, structure and membership requirements for audit committees. Our Board of Directors has determined that R. Glenn Hubbard and Russell T. Lewis satisfy the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that R. Glenn Hubbard is an “audit committee financial expert,” as that term is defined in SEC regulations.

The Audit Committee has adopted a written charter which is attached as Appendix A to this Proxy Statement. The Audit Committee charter can also be found on our corporate website at www.dexmedia.com.

Compensation Committee. The Compensation Committee is comprised of James A. Attwood, Jr. and Anthony J. de Nicola (neither of whom is independent for purposes of the New York Stock Exchange corporate governance requirements). The Compensation Committee is responsible for establishing and administering the policies that govern compensation to all employees. The Compensation Committee specifically approves grants of stock options and other equity awards to employees, changes in compensation of officers, annual bonuses and other employee benefits granted to officers. During 2004, the Compensation Committee met six times.

The Compensation Committee has adopted a written charter which can be found on our corporate website at www.dexmedia.com.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised of James A. Attwood, Jr. and Anthony J. de Nicola (neither of whom is independent for purposes of the New York Stock Exchange corporate governance requirements). The Corporate Governance and Nominating Committee oversees all aspects of our corporate governance functions. The Corporate Governance and Nominating Committee makes recommendations to the Board of Directors regarding director candidates and assists the Board of Directors in determining the composition of the Board and its committees. During 2004, the Corporate Governance and Nominating Committee met four times.

The Corporate Governance and Nominating Committee has adopted a written charter which can be found on our corporate website at www.dexmedia.com.

Executive Sessions

To promote open discussion among the non-management directors, our non-management directors meet regularly in executive session without management participation. For purposes of such executive sessions, our

“non-management” directors include: (i) those directors who are not executive officers of the Company and (ii) directors who are affiliated with the Sponsors. Messrs. Attwood and de Nicola preside at such executive sessions. In addition, because some of our non-management directors are not independent, our independent directors will also meet at least once per year in an executive session including only independent directors.

Interested parties, including stockholders, may communicate directly with our non-management directors by writing to the non-management directors in care of Dex Media’s Senior Vice President, General Counsel and Secretary at 198 Inverness Drive West, Englewood, Colorado 80112. Correspondence received by the Senior Vice President, General Counsel and Secretary will be forwarded to the appropriate person or persons in accordance with the procedures adopted by the non-management directors.

Consideration of Director Candidates

The Corporate Governance and Nominating Committee recommends to the Board candidates for Board membership and assists the Board of Directors in determining the composition of the Board and its committees. The charter of the Corporate Governance and Nominating Committee allows that committee to consider the following criteria, among others it shall deem appropriate, in assessing candidates for election to the Board:

•	Personal and professional integrity, ethics and values;

•	Experience in corporate management (such as serving as an officer or former officer of a publicly held company);

•	Experience in the Company’s industry;

•	Experience as a board member of another publicly held company;

•	Academic expertise in an area of Dex Media’s operations; and

•	Practical and mature business judgment.

The Corporate Governance and Nominating Committee retains the right to modify these qualifications from time to time.

Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Corporate Governance and Nominating Committee considers the factors enumerated above, as well as diversity, age, skills and such other factors as it deems appropriate given the need to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee reviews such directors’ overall service to Dex Media during their term, including the number of meetings attended, level of participation, contributions to the activities of the Board, and any relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Corporate Governance and Nominating Committee also determines whether the nominee must be independent for New York Stock Exchange purposes, which determination is based upon applicable New York Stock Exchange listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Corporate Governance and Nominating Committee then uses its network of contacts to compile a list of potential candidates, and may also engage, if it deems appropriate, a professional search firm. The Corporate Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the Board of Directors’ function and needs. The Corporate Governance and Nominating Committee then meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote. To date, the Corporate Governance and Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Corporate Governance and Nominating Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of the Company’s voting stock.

Each Sponsor has certain rights to designate a specified number of directors at different points in time and has agreed, pursuant to certain terms and conditions, to vote in support of the other Sponsor’s designated Board member or members. See “Certain Relationships and Related Transactions—Sponsor Stockholders Agreement.”

The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum qualifications set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Corporate Governance and Nominating Committee at 198 Inverness Drive West, Englewood, Colorado 80112 not later than December 21, 2005 for the 2006 Annual Meeting of Stockholders and otherwise in compliance with Article II, Section 14(a)(2) of the By-laws. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, a representation that the nominating stockholder is a beneficial or record owner of Dex Media’s common stock and such other information as is required by Regulation 14A under the Exchange Act. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Compensation of Directors

Each of our independent directors receives a $60,000 annual cash retainer. In addition, each of our independent directors receives $1,250 for each Board meeting attended and an additional $1,000 for each committee meeting attended ($625 in the case of telephonic Board meetings and $500 in the case of telephonic committee meetings). The Chairman of our Audit Committee receives an additional $10,000 annual cash retainer, while the Chairmen of our other committees will (when independent Chairmen of such committees are appointed) receive an additional $7,500 annual cash retainer. Each of our independent directors who serves on one of our committees, other than as a Chairman, receives an additional $5,000 annual cash retainer.

On February 17, 2005, the Board of Directors determined that upon joining the Board of Directors, each independent director will receive: (i) a one-time grant of 10,000 restricted shares of the Company’s common stock that vest in equal installments on the first, second and third anniversaries of the date of grant (provided such individual is still a director of Dex Media) and (ii) an additional 12,500 restricted shares of the Company’s common stock that vest in equal installments on the first, second and third anniversaries of the date of grant (provided such individual is still a director of Dex Media). Prior thereto, each independent director was granted 12,500 restricted shares of the Company’s common stock upon joining the Board of Directors, with such shares vesting in equal installments on the first, second and third anniversaries of the grant date (provided such individual was still a director of Dex Media).

Non-independent directors do not receive any compensation as directors.

All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

Stockholder Communications with the Board of Directors

Historically, we have not adopted a formal process for stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We have not adopted a formal process because we believe that to date, our responsiveness to stockholder communications to the Board of Directors has been satisfactory. Nevertheless, during the upcoming year the Corporate Governance and Nominating Committee expects to give full consideration to the adoption of a formal process for stockholder communications and, if adopted, we will promptly publish it and post it to Dex Media’s website.

Code of Ethics

We have adopted the Dex Media Code of Business Ethics and Conduct, which applies to all officers, directors and employees. The Code of Business Ethics and Conduct is available on our corporate website at www.dexmedia.com. If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Business Ethics and Conduct that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will promptly disclose the nature of the amendment or waiver on our website at www.dexmedia.com.

Audit Committee Report

This section of the Proxy Statement is not “soliciting material,” is not deemed “filed” with the SEC and is not to be deemed incorporated by reference into any filing of Dex Media under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

The following is the report of the Audit Committee with respect to Dex Media’s audited financial statements for the year ended December 31, 2004.

The Audit Committee is comprised of three directors: R. Glenn Hubbard, William E. Kennard and Russell T. Lewis. The Audit Committee is in compliance with the New York Stock Exchange corporate governance rules with respect to the charter, structure and membership requirements for audit committees. Messrs. Hubbard and Lewis are independent (as determined by the Board pursuant to the rules of the New York Stock Exchange).

In accordance with its written charter, adopted by the Board of Directors on July 15, 2004, effective July 27, 2004, the Audit Committee assists the Board with its oversight and monitoring responsibilities regarding:

•	The integrity of Dex Media’s financial statements;

•	Dex Media’s compliance with legal and regulatory requirements;

•	The qualifications, independence and performance of Dex Media’s independent registered public accounting firm; and

•	The performance of Dex Media’s internal accounting and financial controls and the function of the internal audit department.

In its board-level oversight role, the Audit Committee provides advice, counsel and direction to management and Dex Media’s independent registered public accounting firm on the basis of the information it receives, discussions with management and the Company’s independent registered public accounting firm and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee members are not currently professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or Dex Media’s independent registered public accounting firm, nor can the Audit Committee certify that the Company’s independent registered public accounting firm is “independent” under applicable rules.

The Audit Committee has reviewed and discussed Dex Media’s audited consolidated financial statements for the year ended December 31, 2004 with management and KPMG, Dex Media’s independent registered public accounting firm. This review included a discussion of the quality, not merely the acceptability, of Dex Media’s accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosure in the financial statements. The Audit Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee has obtained from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with KPMG any relationships that may have an impact on their objectivity and independence and satisfied itself as to the independence of KPMG.

The Audit Committee approved all audit and non-audit services and the respective fees associated with the services provided by KPMG during 2004. The Audit Committee also noted that KPMG was not providing any information technology services or other non-audit services to Dex Media which would be incompatible with maintaining their independence.

Based on the above-mentioned review and discussions with management and KPMG, the Audit Committee recommended to the Board of Directors that Dex Media’s audited consolidated financial statements be included in Dex Media’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

AUDIT COMMITTEE

R. Glenn Hubbard

William E. Kennard

Russell T. Lewis

Executive Officers

The following table sets forth as of April 1, 2005 certain information regarding Dex Media’s executive officers:

Name	Age (1)	Position
George A. Burnett	49	President, Chief Executive Officer and Director
Robert M. Neumeister, Jr.	55	Executive Vice President and Chief Financial Officer
Marilyn B. Neal	56	Executive Vice President and Chief Operating Officer
Margaret Le Beau	46	Senior Vice President, Marketing
Linda A. Martin	51	Senior Vice President, Sales
Kristine V. Shaw	40	Senior Vice President, Field Marketing
Francis B. Barker	43	Senior Vice President, Strategy and Corporate Development
Frank M. Eichler	48	Senior Vice President, General Counsel and Secretary
Helen Z. Cousins	51	Senior Vice President, Chief Information Officer
Scott A. Bontempo	42	Senior Vice President, Human Resources

(1)	As of April 1, 2005.

For biographical information with respect to Mr. Burnett, see “Proposal No. 1—Election of Directors” above.

Robert M. Neumeister, Jr. joined Dex Media as Executive Vice President and Chief Financial Officer in January 2003. From October 2001 until December 2002, Mr. Neumeister served as Chief Financial Officer for Myriad Proteomics, Inc. From January 2000 until June 2001, he served as Chief Financial Officer of Aerie Networks, Inc. From December 1998 to December 1999, he served as Vice President and Director of Finance of Intel Corporation. Prior to joining Intel, he served as Chief Financial Officer of Sprint PCS LLC from September 1995 to November 1998. He is a member of the boards of directors of Symmetricom, Inc. and VA Software Corporation. Mr. Neumeister holds a B.A. from Vanderbilt University and an M.B.A. from the University of Virginia.

Marilyn B. Neal joined Dex Media as Executive Vice President and Chief Operating Officer in January 2003. From 2000 until November 2002, Ms. Neal served as Regional President, Transcoastal & National for Verizon Information Services with responsibilities for Verizon’s yellow pages business in the Western and Northeastern states. From 1974 to 2000, she held several positions with GTE Information Services, formerly GTE Directories, including Senior Vice President, Vice President of International, Vice President of Business Development and various other sales positions. In addition, she was a member of the board of directors of Chesapeake Directory Sales Corporation and the Association of Directory Marketing and was an active participant in the National Yellow Pages Association.

Margaret Le Beau joined Dex Media as Senior Vice President of Marketing in November 2002. She served as Senior Vice President of Marketing & Growth Ventures of Qwest Dex from November 1999 until September 2003, when the Dex West Acquisition was consummated. From 1994 until 1999, she served in other capacities within Qwest Dex, including Director of Product Management and Pricing. Prior to joining Qwest Dex, Ms. Le Beau was a Senior Director in the marketing department at the American Express Company. Ms. Le Beau received a B.A. from Northwestern University and an M.B.A. from Harvard Business School.

Linda A. Martin joined Dex Media as Senior Vice President of Sales in November 2002. From 1977 until her retirement from Verizon in 2002, Ms. Martin served in a variety of sales and leadership positions with GTE/

Verizon including Publishing, Sales and Operations. From 2001 until 2002, Ms. Martin was Vice President of the Transcoastal Region, where she was instrumental in the GTE/ Verizon merger process, particularly with the integration of the former R.H. Donnelley organization into Verizon Information Services. In the 1990s, she held the positions of Area Vice President, Vice President of Publishing, Operations, Sales and Quality, Vice President/ General Manager of the California Region and Regional Vice President of New York.

Kristine V. Shaw joined Dex Media as Senior Vice President of Sales in November 2002 and assumed her current position of Senior Vice President, Field Marketing in December 2004. She served as Vice President of Sales of Qwest Dex from 2001 until September 2003, when the Dex West Acquisition was consummated. From 1996 until 2001, she served in other capacities, including as Vice President of the Internet Group and New Ventures, with Qwest Dex. Prior to joining Qwest Dex, she worked for 10 years in the sales and marketing departments of TransWestern Publishing. Ms. Shaw earned an M.B.A. from the University of Denver.

Francis B. Barker joined Dex Media as Senior Vice President of Strategy and Corporate Development in January 2003. Prior to joining Dex Media, Mr. Barker spent approximately four years leading investment activities in the media sector at Carlyle, most recently as a Managing Director. Before joining Carlyle, Mr. Barker spent 10 years at Morgan Stanley & Co. providing investment banking services to media companies in various sectors. Mr. Barker is a magna cum laude graduate of Amherst College and holds an M.B.A. degree from The Wharton School, University of Pennsylvania.

Frank M. Eichler joined Dex Media as Senior Vice President, General Counsel and Secretary in June 2003. From February 2003 to June 2003, he was Senior Vice President of Corporate Development for Teletech, where he was responsible for transactions including mergers and acquisitions. Before joining Teletech, he was a founding partner of Lone Tree Capital, an investment firm targeting opportunities in communications, Internet and related industries. From 1998 to 2000, he served as Executive Vice President, General Counsel and Secretary for MediaOne Group. His experience also includes 16 years with US WEST and its successor companies. Mr. Eichler received a B.S., a B.A., a J.D. and an M.B.A. from the University of South Dakota.

Helen Z. Cousins joined Dex Media as Senior Vice President, Chief Information Officer in November 2003. Prior to holding this position, Ms. Cousins was Senior Vice President and CIO of Corporate Technology at Cendant Corporation from 2001 until November 2003. From 1996 until 2001, she was Senior Vice President of Global Product Development at Dun & Bradstreet, and spent 24 years on Wall Street in senior management positions in both international and investment banking. Ms. Cousins received a B.S. from Fordham University and an M.B.A. from Pace University.

Scott A. Bontempo joined Dex Media as Senior Vice President, Human Resources in May 2004. Prior to holding this position, he served as Vice President of Human Resources for Frito-Lay North America from 2000 to May 2004. From 1993 until 2000, he held various field and headquarter positions in human resources and labor relations at Frito-Lay. His experience includes an additional 7 years in human resources, training, line management and new product development with Kraft Foods and Nabisco. Mr. Bontempo received a B.S.B.A. from Ashland College and an M.S. from Carnegie Mellon University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Securities

The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2005 by:

•	Each person known by us to beneficially own more than 5% of our common stock;

•	Each director of the Company;

•	The President and Chief Executive Officer and the five other most highly compensated executive officers of the Company (the “Named Executive Officers”); and

•	All our directors and executive officers as a group.

The information provided in the following table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of beneficial owner	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding Shares
TCG Holdings, L.L.C.(2)(3)	39,017,809	26.0%
WCAS IX Associates, LLC(4)(5)	39,017,809	26.0%
George A. Burnett(6)(7)	583,108	*
Robert M. Neumeister, Jr.(6)(8)	352,022	*
Marilyn B. Neal(6)(9)	318,182	*
Margaret Le Beau(6)(10)	108,810	*
Linda A. Martin(6)(11)	108,140	*
Kristine V. Shaw(6)(12)	113,980	*
James A. Attwood, Jr.(13)	—	—
Anthony J. de Nicola(14)	—	—
John Almeida, Jr.(14)	—	—
R. Glenn Hubbard(15)(16)	22,500	*
William E. Kennard(17)	—	—
Russell T. Lewis(15)(16)	22,500	*
Bruce E. Rosenblum(17)	—	—
Sanjay Swani(14)	—	—
All executive officers and directors as a group (18 persons)(13)	1,960,466	1.3%

*	Less than 1.0%
(1)	Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, the persons named in the table report having sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by that person that were exercisable as of April 1, 2005 or within 60 days of such date, but excludes shares of common stock underlying options held by any other person.
(2)

Shares shown as beneficially owned by TCG Holdings, L.L.C. are held directly by Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., which we collectively refer to as the Carlyle Funds, and Carlyle High Yield Partners, L.P. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by each of the Carlyle Funds through its indirect subsidiary TC Group III, L.P., which is the sole general partner of each of the Carlyle Funds. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by Carlyle High Yield Partners, L.P. through its indirect subsidiary TCG High Yield L.L.C., which is the sole general partner of

Carlyle High Yield Partners, L.P. TC Group L.L.C. is the sole managing member of each of TC Group III, L.L.C. and TCG High Yield Holdings L.L.C. TC Group III, L.L.C. is the sole general partner of TC Group III, L.P. and TCG High Yield Holdings L.L.C. is the managing member of TCG High Yield L.L.C. TCG Holdings, L.L.C., a Delaware limited liability company, is the sole managing member of TC Group, L.L.C., and, in such capacity, exercises investment discretion and control of the shares beneficially owned by TC Group, L.L.C. TCG Holdings, L.L.C. is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. The members of the managing board are William E. Conway, Jr., Daniel A. D’Aniello and David Rubenstein, all of whom disclaim beneficial ownership of these shares. TCG Holdings, L.L.C. is neither a broker dealer nor affiliated with a broker dealer.

(3)	Each of Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P. and Carlyle High Yield Partners, L.P. has an address c/o The Carlyle Group, 520 Madison Avenue, 41st Floor, New York, New York 10022.
(4)	Shares shown as beneficially owned by WCAS IX Associates, LLC are held directly by Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, WD GP Associates LLC and A.S.F. Co-Investment Partners, L.P. WCAS IX Associates, LLC exercises investment discretion and control over the shares indirectly held by Welsh Carson, Anderson & Stowe IX, L.P., of which it is the sole general partner, and the shares indirectly held by WD Investors LLC, of which it is the sole managing member. WD GP Associates was organized to co-invest with Welsh, Carson, Anderson & Stowe IX, L.P. in Dex Holdings LLC on the same terms and at substantially the same time as Welsh, Carson, Anderson & Stowe IX, L.P. The Managers of WD GP Associates LLC are individuals who are managing members of WCAS IX Associates, LLC. A.S.F. Co-Investment Partners, L.P. has given WCAS IX Associates, LLC an irrevocable proxy to vote its membership interests in Dex Holdings LLC. Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, Jonathan M. Rather, Sanjay Swani, D. Scott Mackesy, John D. Clark, James R. Matthews, John Almeida, Jr. and Sean M. Traynor, as the managing members of WCAS IX Associates, LLC, may be deemed to share beneficial ownership of the shares shown as beneficially owned by WCAS IX Associates, LLC. Such persons disclaim such beneficial ownership. WCAS IX Associates is neither a broker dealer nor affiliated with a broker dealer.
(5)	Each of Welsh, Carson, Anderson & Stowe, L.P., WD GP Associates LLC and WD Investors LLC has an address c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022. A.S.F. Co-Investment Partners, L.P. has an address c/o Portfolio Advisors LLC, 9 Old Kings Highway, South Darien, Connecticut 06820.
(6)	The business address for George A. Burnett, Robert M. Neumeister, Jr., Marilyn B. Neal, Margaret Le Beau, Linda A. Martin and Kristine V. Shaw is 198 Inverness Drive West, Englewood, Colorado 80112.
(7)	Includes: (i) 256,548 shares subject to options that were exercisable as of April 1, 2005 or within 60 days of such date and (ii) an aggregate of 93,000 shares of common stock held by two irrevocable trusts for the benefit of Mr. Burnett’s children for which George A. Burnett, Robert C. Burnett and Todd S. McCuaig serve as the co-trustees. Mr. Burnett disclaims beneficial ownership of such 93,000 shares.
(8)	Includes: (i) 153,932 shares subject to options that were exercisable as of April 1, 2005 or within 60 days of such date and (ii) an aggregate of 16,000 shares of common stock held by two irrevocable trusts for the benefit of Mr. Neumeister’s children for which Mr. Neumeister’s wife serves as the trustee. Mr. Neumeister disclaims beneficial ownership of such 16,000 shares.
(9)	Includes 153,932 shares subject to options that were exercisable as of April 1, 2005 or within 60 days of such date.
(10)	Includes 51,310 shares subject to options that were exercisable as of April 1, 2005 or within 60 days of such date.
(11)	Includes 51,310 shares subject to options that were exercisable as of April 1, 2005 or within 60 days of such date.
(12)	Includes 51,310 shares subject to options that were exercisable as of April 1, 2005 or within 60 days of such date.

(13)	The business address for Mr. Attwood is 520 Madison Avenue, 41st Floor, New York, New York 10022.
(14)	The business address for each such person is 320 Park Avenue, Suite 2500, New York, New York 10022.
(15)	The business address for each such person is c/o Dex Media, 198 Inverness Drive West, Englewood, Colorado 80112.
(16)	All the shares owned by Messrs. Hubbard and Lewis were issued pursuant to restricted stock awards and are subject to restrictions on sale and transfer. These restrictions lapse as to one third of the shares granted on each of the first three anniversary dates of the grant, provided the recipient is still a director of Dex Media.
(17)	The business address for each such person is 1001 Pennsylvania Avenue, NW, Washington, D.C. 20004.

C OMPENSATION OF EXECUTIVE OFFICERS

E xecutive Compensation

The following table sets forth certain information with respect to compensation for services in all capacities for the years ended December 31, 2004 and 2003 paid to each of the Named Executive Officers.

The following table and the other tables appearing in this “Executive Compensation” section reflect the effects of all adjustments made to the exercise price and number of securities underlying outstanding options to reflect stock splits and other changes to our capitalization that occurred on or prior to December 31, 2004.

	Annual Compensation					Long-Term Compensation	All Other Compensation ($)
Name and Principal Position	Year	Salary($)	Bonus ($)(1)	Other Annual Compensation ($)		Securities Underlying Options(#)
George A. Burnett President and Chief Executive Officer(3)	2004 2003	475,000 456,731	320,625 797,250	293,606 —	(2)	10,978 586,470	13,336 5,712
Robert M. Neumeister, Jr. Executive Vice President and Chief Financial Officer(4)	2004 2003	325,000 315,766	219,375 435,000	— —	(2) (2)	6,586 703,770	15,590 6,000
Marilyn B. Neal Executive Vice President and Chief Operating Officer(5)	2004 2003	325,000 312,500	219,375 510,080	— —	(2) (2)	6,586 351,880	14,203 6,000
Margaret Le Beau Senior Vice President, Marketing(6)	2004 2003	225,000 225,000	101,250 246,250	— —	(2) (2)	2,196 117,290	10,790 5,381
Linda A. Martin Senior Vice President, Sales(7)	2004 2003	225,000 225,000	101,250 342,750	— —	(2) (2)	2,196 234,590	11,300 6,000
Kristine V. Shaw Senior Vice President, Field Marketing(8)	2004 2003	225,000 225,000	101,250 246,250	— —	(2) (2)	2,196 117,290	11,050 5,170

(1)	Bonuses are paid in the first quarter of each year based on performance during the preceding year. Bonus amounts are accrued in the year to which they relate.
(2)	Does not include perquisites and other personal benefits because the value of these items did not exceed the lesser of $50,000 or 10% of reported salary and bonus for the Named Executive Officer.
(3)	For the year ended December 31, 2004, “other annual compensation” includes: (i) $290,747 reimbursed by the Company to Mr. Burnett for the loss he incurred on the sale of his personal aircraft, which sale was required by the Board of Directors in order that the Company could obtain executive life insurance covering Mr. Burnett and to mitigate the risks to the Company arising from Mr. Burnett’s non-work-related activities and (ii) $2,859 related to travel benefits paid by the Company on behalf of Mr. Burnett’s family members. For the year ended December 31, 2004, “all other compensation” includes: (i) $8,423 in Company matching contributions to the Company’s defined contribution plan; and (ii) $4,913 of imputed income relating to executive life insurance premiums paid by the Company. The matching contributions to the defined contribution plan were invested in the Dex Media 401(k) plan according to Mr. Burnett’s investment allocation. Mr. Burnett is fully vested in such matching contributions. “All other compensation” does not include $20,803 paid to Mr. Burnett in 2004 with respect to the distribution of a benefit accrued under a Qwest non-qualified pension plan which was earned prior to the year ended December 31, 2004.
(4)	For the year ended December 31, 2004, “all other compensation” includes: (i) $10,250 in Company matching contributions to the Company’s defined contribution plan and (ii) $5,340 of imputed income relating to executive life insurance premiums paid by the Company. The matching contributions to the defined contribution plan were invested in the Dex Media 401(k) plan according to Mr. Neumeister’s investment allocation. Mr. Neumeister is fully vested in such matching contributions.

(5)	For the year ended December 31, 2004, “all other compensation” includes: (i) $10,250 in Company matching contributions to the Company’s defined contribution plan and (ii) $3,953 of imputed income relating to executive life insurance premiums paid by the Company. The matching contributions to the defined contribution plan were invested in the Dex Media 401(k) plan according to Ms. Neal’s investment allocation. Ms. Neal is fully vested in such matching contributions.
(6)	For the year ended December 31, 2004, “all other compensation” includes: (i) $10,250 in Company matching contributions to the Company’s defined contribution plan and (ii) $540 of imputed income relating to executive life insurance premiums paid by the Company. The matching contributions to the defined contribution plan were invested in the Dex Media 401(k) plan according to Ms. Le Beau’s investment allocation. Ms. Le Beau is fully vested in such matching contributions. “All other compensation” does not include $13,205 paid to Ms. Le Beau in 2004 with respect to the distribution of a benefit accrued under a Qwest non-qualified pension plan which was earned prior to the year ended December 31, 2004.
(7)	For the year ended December 31, 2004, “all other compensation” includes: (i) $10,250 in Company matching contributions to the Company’s defined contribution plan and (ii) $1,050 of imputed income relating to executive life insurance premiums paid by the Company. The matching contributions to the defined contribution plan were invested in the Dex Media 401(k) plan according to Ms. Martin’s investment allocation. Ms. Martin is fully vested in such matching contributions.
(8)	For the year ended December 31, 2004, “all other compensation” includes: (i) $10,250 in Company matching contributions to the Company’s defined contribution plan and (ii) $800 of imputed income relating to executive life insurance premiums paid by the Company. The matching contributions to the defined contribution plan were invested in the Dex Media 401(k) plan according to Ms. Shaw’s investment allocation. Ms. Shaw is fully vested in such matching contributions. “All other compensation” does not include $1,528 paid to Ms. Shaw in 2004 with respect to the distribution of a benefit accrued under a Qwest non-qualified pension plan which was earned prior to the year ended December 31, 2004.

Stock Options

2002 Plan. Dex Media adopted a stock option plan as of November 8, 2002 (the “2002 Plan”). The 2002 Plan provided that options to purchase common stock of Dex Media be granted to, among others, our employees, including executive officers. The 2002 Plan provided for the grant of both non-qualified stock options and incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)). The Compensation Committee of the Board generally had the authority to administer the 2002 Plan, to designate individuals to whom options were granted and to establish the terms of such options. Under the 2002 Plan, Dex Media granted non-qualified stock options to certain employees who are not senior executive officers pursuant to the “High Performer Reward Program.” Approximately 60 of our non-executive employees received options under the High Performer Reward Program.

Each individual to whom options were granted under the 2002 Plan entered into a management stockholders agreement (or in the case of individuals granted options pursuant to the High Performer Reward Program, a substantially identical shareholders agreement) that contains certain transfer restrictions that apply to shares of Dex Media common stock that are purchased upon the exercise of any options granted under the 2002 Plan. Outstanding options issued pursuant to the 2002 Plan vest in two segments. Subject to the optionee’s continued employment with Dex Media: (i) 25% of the options granted vest in equal annual installments of 5% each on each December 31 beginning in the year of grant (or the following year, depending upon when during the calendar year the options were granted) and ending five years thereafter and (ii) 75% of the options granted vest on the eighth anniversary of the grant date; provided, however, that an installment equal to 15% of the options granted vest following each of the fiscal years beginning with the year of grant (or the following year, depending upon when during the calendar year the options were granted) and ending five years later if certain EBITDA targets are met with respect to such year.

Effective with the adoption of the 2004 Plan (as defined below), we discontinued grants under the 2002 Plan.

2004 Incentive Award Plan. In May 2004, the Board of Directors adopted, and our stockholders approved, the 2004 Incentive Award Plan (the “2004 Plan”). The principal purpose of the 2004 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards. The 2004 Plan, which is administered by the Compensation Committee of the Board, provides for a variety of such awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalents, performance awards, performance-based awards and other stock-based awards. The maximum number of shares which may be subject to awards granted under the 2004 Plan to any individual in any fiscal year cannot exceed 330,000.

Outstanding options issued pursuant to the 2004 Plan vest in equal annual installments over four years.

Options Outstanding. As of April 1, 2005, options to purchase a total of 4,936,303 shares were outstanding under the 2004 Plan and the 2002 Plan, with a weighted average exercise price of $5.21 per share.

Option Grants in Last Fiscal Year. No options to purchase shares of Dex Media common stock were granted to any of the Named Executive Officers during the year ended December 31, 2004. However, in order to lessen the dilution of benefits to optionees in connection with the March 2004 distribution of $250.5 million by Dex Media to its parent, the exercise price of existing options was reduced pursuant to the terms of the 2002 Plan, and the number of shares subject to existing options was increased. All other terms of the original options (including vesting and expiration) remained the same. The following table sets forth the increase in the number of shares subject to options originally granted to the Named Executive Officers on November 8, 2002 and September 9, 2003, respectively.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name and principal position	Number of Securities Underlying Options Granted(#)(1)	Exercise Price per Share ($/Sh)(1)		Expiration Date	5%($)		10%($)
George A. Burnett President and Chief Executive Officer	5,489 5,489	$ $	4.64 4.64	11/8/2012 9/9/2013	$ $	16,017 16,017	$ $	40,591 40,591

Robert M. Neumeister, Jr. Executive Vice President and Chief Financial Officer	3,293 3,293	$ $	4.64 4.64	1/1/2013 9/9/2013	$ $	9,609 9,609	$ $	24,352 24,352

Marilyn B. Neal Executive Vice President and Chief Operating Officer	3,293 3,293	$ $	4.64 4.64	11/8/2012 9/9/2013	$ $	9,609 9,609	$ $	24,352 24,352

Margaret Le Beau Senior Vice President, Marketing	1,098 1,098	$ $	4.64 4.64	11/8/2012 9/9/2013	$ $	3,204 3,204	$ $	8,120 8,120

Linda A. Martin Senior Vice President, Sales	1,098 1,098	$ $	4.64 4.64	1/1/2013 9/9/2013	$ $	3,204 3,204	$ $	8,120 8,120

Kristine V. Shaw Senior Vice President, Field Marketing	1,098 1,098	$ $	4.64 4.64	11/8/2012 9/9/2013	$ $	3,204 3,204	$ $	8,120 8,120

(1)	The share numbers set forth in this table reflect the reformation of options originally granted to each of the Named Executive Officers on November 8, 2002 and September 9, 2003, respectively, which reformation increased the number of shares subject to such options. In accordance with the provisions of the 2002 Plan, the exercise prices per share were adjusted to reflect all changes in the capitalization of Dex Media during the period beginning on the date of grant and ending on December 31, 2004.

(2)	Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. A zero percent gain in stock price will result in zero dollars for the optionee. The dollar amounts indicated in these columns are the result of calculations assuming growth rates required by the rules of the SEC and assume a ten-year option term and annual compounding. These growth rates are not intended to forecast future appreciation, if any, of the price of Dex Media common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. The following table summarizes pertinent information concerning individual grants of stock options to the Named Executive Officers to purchase shares of common stock of Dex Media.

Name and principal position	Exercise Price(1)	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year- End(#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)(2)
George A. Burnett President and Chief Executive Officer	$4.64	256,540	—	Exercisable Unexercisable	256,548 769,632	Exercisable Unexercisable	$5,213,055 15,638,922

Robert M. Neumeister, Jr. Executive Vice President and Chief Financial Officer	$4.64	153,920	—	Exercisable Unexercisable	153,932 461,778	Exercisable Unexercisable	3,127,898 9,383,329

Marilyn B. Neal Executive Vice President and Chief Operating Officer	$4.64	153,920	—	Exercisable Unexercisable	153,932 461,778	Exercisable Unexercisable	3,127,898 9,383,329

Margaret Le Beau Senior Vice President, Marketing	$4.64	51,310	—	Exercisable Unexercisable	51,310 153,930	Exercisable Unexercisable	1,042,619 3,127,858

Linda A. Martin Senior Vice President, Sales	$4.64	51,310	—	Exercisable Unexercisable	51,310 153,930	Exercisable Unexercisable	1,042,619 3,127,858

Kristine V. Shaw Senior Vice President, Field Marketing	$4.64	51,310	—	Exercisable Unexercisable	51,310 153,930	Exercisable Unexercisable	1,042,619 3,127,858

(1)	In accordance with the provisions of the 2002 Plan, the exercise prices per share have been adjusted to reflect changes in the capitalization of Dex Media during the period beginning on the date of grant and ending on December 31, 2004.
(2)	The value of an option equals the aggregate fair market value of the shares underlying the option (based on a per share value of $24.96 at fiscal year end), less the aggregate exercise price of the option. The $24.96 per share value used in this calculation is the closing market price of the common stock of Dex Media on December 31, 2004.

The Company does not maintain any long-term incentive plans.

Emplo yment and Change of Control Agreements

Dex Media has entered into a written employment agreement with ten of its senior executives (including each of the Named Executive Officers) governing the terms and conditions of each such senior executive’s employment. Each employment agreement with a Named Executive Officer provides:

•	The initial term of employment is three years, which will automatically be extended for additional one-year periods unless either party notifies the other of non-extension at least 90 days prior to the end of a term.

•	The annual base salary for each of the Named Executive Officers is as follows:

George A. Burnett	$475,000
Robert M. Neumeister, Jr.	$325,000
Marilyn B. Neal	$325,000
Margaret Le Beau	$225,000
Linda A. Martin	$225,000
Kristine V. Shaw	$225,000

•	Each Named Executive Officer is eligible to receive an annual performance-based cash bonus. Each year, the amount of such bonus, if any, is determined based upon our performance relative to certain pre-established financial targets. The maximum amount of George A. Burnett’s, Robert M. Neumeister, Jr.’s and Marilyn B. Neal’s annual bonus is 100% of annual base salary. The maximum amount of each of the other Named Executive Officers’ annual bonus is 65% of annual base salary.

•	Each Named Executive Officer is prohibited from competing with us or soliciting our employees or customers during the term of his or her employment and for a specified period thereafter (18 months for George A. Burnett; 12 months for Robert M. Neumeister, Jr. and Marilyn B. Neal; and six months for each of the other Named Executive Officers).

•	In the event that a Named Executive Officer’s employment is terminated by us without “cause” or by the executive for “good reason,” the executive will be entitled to continue to participate in our health and welfare benefit plans and to continue to be paid his or her base salary for a specified period following termination (18 months for George A. Burnett; 12 months for Robert M. Neumeister, Jr. and Marilyn B. Neal; and six months for each of the other Named Executive Officers). Notwithstanding the foregoing, in no event will any Named Executive Officer be entitled to receive any such payment or benefits after he or she violates any non-compete or other restrictive covenant.

George A. Burnett’s employment agreement contains certain provisions that differ from the terms contained in the other management employment agreements, including a provision that provides that if we do not renew the term of his employment, then he will be entitled to continue to participate in our health and welfare benefit plans and to continue to be paid his base salary for 18 months following his termination of employment (but not if he has violated any non-compete or other restrictive covenant).

With respect to the senior executives other than the Named Executive Officers, each employment agreement generally provides:

•	The initial term of the employment is three years, subject to possible year-to-year extensions.

•	In the event that a senior executive’s employment is terminated by us without “cause” or by the executive for “good reason,” the executive may be eligible to continue to be paid his or her base salary for a specified period (generally six months) following termination.

•	The executives may be eligible to receive annual performance-based bonuses to the extent that we meet certain pre-established financial targets.

Change in Control. Unless otherwise provided in any written agreement between a participant in the 2004 Plan and the Company, if a change in control (as defined in the 2004 Plan) occurs and the participant’s awards granted pursuant to the 2004 Plan are not converted, assumed or replaced by the successor entity, then the awards will automatically become fully vested and exercisable and all forfeiture restrictions with respect to such awards shall lapse prior to the consummation of the change in control. In addition, with respect to stock options, in connection with any change in control (or other unusual or nonrecurring transaction affecting us or our financial statements), the Compensation Committee of the Board, in its sole discretion, may: (i) cancel options that have a per share exercise price that is greater than the fair market value per share of our common stock as of the date of such change in control or other transaction; (ii) terminate outstanding options in exchange for a cash amount or replace outstanding options with other rights or property; (iii) provide that only for a specified period of time after such transaction, options will be exercisable, notwithstanding any other provision in the 2004 Plan or option award agreement to the contrary; or (iv) provide that each outstanding option shall be assumed or substituted for an equivalent option by any successor corporation. Any such action may be effectuated by the committee either by the terms of the applicable option agreement or by action of the committee taken prior to the change in control.

Performance Measurement Com parison

The following graph compares the cumulative total stockholder return on Dex Media’s shares of common stock from July 22, 2004 (the date of the consummation of the Company’s initial public offering) to December 31, 2004 against the cumulative total stockholder return of: (i) the Russell 1000 Stock Index and (ii) a peer issuer group selected in good faith by the Company. Because Dex Media is not included in a published industry or line-of-business index, we have selected a peer group of other public companies in the advertiser-supported media sector based on the following factors: revenues, net income and market capitalization. Our peer group includes R.H. Donnelley Corporation (the only other stand alone, publicly traded directory publisher in the United States), Lamar Advertising Company, Lee Enterprises Incorporated, The New York Times Company, Knight Ridder, The McClatchy Company, Journal Register Company, Clear Channel Communications, Inc., Cox Communications Inc., Cumulus Media Inc., Emmis Communications Corporation, Hearst-Argyle Television, Inc., Dow Jones & Company, Inc. and Harte-Hanks, Inc.

All values assume that $100 was invested on July 22, 2004 and that all dividends were reinvested.

This performance graph is not “soliciting material,” is not deemed “filed” with the SEC and is not to be deemed incorporated by reference into any filing of Dex Media under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

Compensation Committe e Interlocks and Insider Participation

The members of the Compensation Committee during 2004 were James A. Attwood, Jr. and Anthony J. de Nicola. No member of the Compensation Committee is, or has been, an officer or employee of Dex Media or any of its subsidiaries. Mr. Attwood is a managing director of Carlyle and Mr. de Nicola is a general partner of WCAS. Carlyle and WCAS as a group control a majority of Dex Media’s common stock.

Report of Compensation Committee

This section of the Proxy Statement is not “soliciting material,” is not deemed “filed” with the SEC and is not to be deemed incorporated by reference into any filing of Dex Media under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

The following is the report of the Compensation Committee with respect to the compensation policies applicable to Dex Media’s executive officers.

The Compensation Committee is comprised of two non-employee directors: James A. Attwood, Jr. and Anthony J. de Nicola. In accordance with its written charter, adopted by the Board of Directors on July 15, 2004, effective July 27, 2004, the Compensation Committee is responsible for establishing and administering the policies that govern the compensation of Dex Media’s executives and other employees, including:

•	Designing and evaluating, in consultation with the Board and management, Dex Media’s compensation plans, policies and programs and recommending such plans, policies and programs to the Board for its approval;

•	Reviewing and approving corporate goals and objectives relating to the compensation of Dex Media’s Chief Executive Officer and, in light of such goals, recommending to the Board the compensation arrangement for the Chief Executive Officer;

•	Reviewing and approving the compensation arrangements for all Dex Media’s other officers;

•	Approving grants of stock options and other equity awards to Dex Media’s officers;

•	Reviewing and approving all incentive bonuses and other employee benefits granted to officers; and

•	Establishing and reviewing policies concerning perquisite benefits.

Under the supervision of the Compensation Committee, Dex Media has developed and implemented compensation policies, plans and programs that seek to attract, motivate and retain executive officers of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, the Compensation Committee has adopted a mix of compensation elements that include base salary, incentive bonuses and equity incentives.

In establishing the base salary and bonus ranges for executive officers, the Compensation Committee believes that the total cash compensation opportunity should be competitive for executives having similar responsibilities with other companies in the directory advertising, media and publishing industries. The Compensation Committee utilizes executive compensation salary surveys prepared by a nationally recognized human capital consulting firm to review competitive market pricing. Executive salary reviews generally are conducted within a twelve-month cycle. Base salary adjustments may occur at the time of such reviews and depend on individual enterprise performance results, changes in job responsibilities and competitive considerations.

Dex Media’s Senior Executive Incentive Bonus Plan (the “Bonus Plan”) is a performance-based incentive bonus plan under which Dex Media’s designated executive officers are eligible to receive bonus payments with respect to a specified period (for example, Dex Media’s fiscal year). Bonuses are payable under the Bonus Plan upon the attainment of specific performance goals, which are established in advance on an annual basis. Such performance goals may relate to one or more of the following corporate business criteria: net earnings, either before or after interest, taxes, depreciation and amortization; sales or revenue; net income (either before or after taxes); operating earnings; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on capital; return on net assets; return on stockholders’ equity; return on assets or capital; stockholder returns; return on sales; gross or net profit margin; productivity; expense; margins; operating efficiency; customer satisfaction; working capital; earnings per share; price per share of stock; and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Bonus Plan is administered by the Compensation Committee, which selects the participants in the Bonus Plan and the performance goals to be utilized with respect to the participants, establishes the maximum amount of each participant’s annual bonus, and certifies that the performance goals have been met with respect to a given performance period.

For the year ended December 31, 2004, the Compensation Committee initially established in advance that 50% of the award under the Bonus Plan would be payable based upon the Company’s attainment of certain targets relating to the Company’s EBITDA and 50% would be payable based upon the Company’s attainment of certain targets relating to the Company’s sales revenue. In setting the bonus levels paid with respect to 2004, the Compensation Committee exercised its discretion to modify the awards by taking into account the contributions made by the Company’s executive officers in connection with Dex Media’s financial and operational achievements during the year, including: (i) completion of the Company’s initial public offering, which was consummated on July 22, 2004; (ii) implementation of various operating efficiencies in 2004 that are expected to enhance Dex Media’s long-term competitiveness; and (iii) the Company’s migration from its legacy process management infrastructure to an industry-standard software system supplied by Amdocs Ltd. (“Amdocs”), Phase One of which was completed during 2004. Full implementation of the Amdocs system (which will be completed during 2005) is expected to allow Dex Media to further improve its operational efficiency and benefit from the associated cost savings.

The 2004 Plan provides for a variety of stock-based compensation awards, including non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, deferred stock awards and other stock-based awards. The 2004 Plan is administered by the Compensation Committee, which annually reviews and approves individual stock option grants for Dex Media’s executive officers. The amount of each executive officer’s stock option grant, including the grant to the Chief Executive Officer, is determined by the Compensation Committee based upon market data, the executive’s individual performance evaluation for the prior year, the executive’s base salary and the Compensation Committee’s appraisal of the executive’s anticipated long-term future contribution to Dex Media.

Dex Media’s President and Chief Executive Officer, George A. Burnett, has an employment agreement that provides for an annual base salary and a maximum annual bonus equal to 100% of his base salary. Mr. Burnett’s base salary in 2004 was $475,000, which represented a 4% increase over his 2003 salary of $456,731. Consistent with the compensation policies described above, Mr. Burnett’s base salary is determined based on comparisons with chief executive officers at other companies in the directory advertising, media and publishing industries. Mr. Burnett’s bonus (and that of Dex Media’s other executive officers) is determined based upon Dex Media’s performance relative to certain pre-set financial targets. For the year ended December 31, 2004, the Compensation Committee awarded Mr. Burnett a bonus of $320,625, or 67.5% of his base salary. No stock-based compensation awards were made to Mr. Burnett or any other executive officer of Dex Media during the year ended December 31, 2004 (other than pursuant to the anti-dilution provisions of the 2002 Plan).

The Compensation Committee has established the business criteria to be used to award bonuses under the Bonus Plan for the year ending December 31, 2005. Fifty percent of the award under the Bonus Plan for 2005 will be payable based on the Company’s attainment of certain 2005 EBITDA targets and 50% of the award will be payable based on the Company’s attainment of certain sales revenue targets for 2005.

Section 162(m) of the Code limits Dex Media to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has carefully considered Section 162(m) and believes Dex Media’s pay-for-performance practices ensure that executive compensation is tied strongly to performance. While the Compensation Committee seeks to preserve deductibility of compensation paid to the Company’s executives under Section 162(m) of the Code, it recommends maintaining flexibility to provide compensation arrangements necessary to recruit and retain outstanding executives.

In conclusion, it is the opinion of the Compensation Committee that Dex Media’s executive compensation strategy aligns Dex Media’s executive compensation practices with corporate performance and the best interests of stockholders by ensuring the continuity and ongoing development of a strong leadership team fully aligned with Dex Media’s stockholders.

COMPENSATION COMMITTEE

James A. Attwood, Jr.

Anthony J. de Nicola

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sponsor Stockholders Agreement

Pursuant to the terms of a Sponsor Stockholders Agreement, the Sponsors, Carlyle and WCAS, agreed to the provisions set forth below.

Corporate Governance. The Sponsor Stockholders Agreement provides that each Sponsor will vote their respective shares such that the Board of Directors will be comprised of:

•	Immediately following the consummation of our initial public offering (which occurred on July 22, 2004), seven directors consisting of George A. Burnett and three designees of each of Carlyle and WCAS;

•	Within three months of the consummation of our initial public offering, nine directors consisting of the directors listed in the first bullet point plus two independent directors, of which each of Carlyle and WCAS will designate one; and

•	Within twelve months of the consummation of our initial public offering, 11 directors consisting of the directors listed in the second bullet point plus two additional independent directors, of which each of Carlyle and WCAS will designate one.

In addition, pursuant to the Sponsor Stockholders Agreement, each Sponsor agreed to vote in support of the other Sponsor’s designated Board member or members as follows: (i) three directors if such other Sponsor owns 33% or more of the amount of our common stock that such Sponsor owned immediately after our initial public offering; (ii) two directors if such other Sponsor owns at least 10% but less than 33% of the amount of our common stock that such Sponsor owned immediately after our initial public offering; and (iii) one director if such other Sponsor owns at least 5% but less than 10% of the amount of our common stock that such Sponsor owned immediately after our initial public offering. If either Sponsor no longer has the right to designate a director, that Sponsor shall have the right to appoint a non-voting observer to our Board of Directors, such rights to be consistent with similar rights to be granted to other persons, and shall have the right to substantially participate in and substantially influence the conduct of management and its business through such Sponsor’s observer. Also, pursuant to the Sponsor Stockholders Agreement, the Sponsors have agreed to use commercially reasonable efforts to vote their shares such that the Board of Directors of each of our subsidiaries shall at any given time either be (i) comprised in the same manner as our Board of Directors is comprised or (ii) comprised in a manner reasonably acceptable to both Carlyle and WCAS.

Transfer Restrictions. The Sponsor Stockholders Agreement contains certain transfer restrictions on the Sponsors and their assignees and designees concerning their respective ownership, including: (i) prohibiting the transfer of any Board of Directors rights and voting arrangements granted thereunder with the sale or transfer of stock; (ii) requiring the consent of the non-transferring Sponsor prior to the other Sponsor transferring stock to a third-party if such transfer represents an amount equal to 10% or more of the transferring Sponsor’s ownership in us after our initial public offering; and (iii) prohibiting the transfer by either Sponsor of any of our common stock to one of our direct competitors without the prior written consent of the non-transferring Sponsor. Pursuant to the Sponsor Stockholders Agreement, if either Sponsor proposes to transfer common stock held by it, then such Sponsor shall give notice to the other Sponsor, who shall have the right to sell a number of shares of common stock equal to its pro rata portion of shares of common stock to be sold in the proposed transfer on the terms and conditions offered by the proposed purchaser.

The Sponsor Stockholders Agreement will terminate once either Carlyle or WCAS owns less than five percent of the amount of our common stock that such Sponsor owned immediately after our initial public offering (other than with respect to observer rights).

Registration Rights. The Sponsor Stockholders Agreement provides each of the Sponsors the following registration rights:

•	Demand Rights. Each Sponsor has the right at any time to make up to three written requests to us for registration under the Securities Act of 1933, as amended (the “Securities Act”), of our common stock held by such Sponsor.

•	Piggyback Rights. If we at any time propose to register under the Securities Act any equity interests on a form and in a manner which would permit registration of our common stock held by a Sponsor for sale to the public under the Securities Act, we shall give written notice of the proposed registration to each Sponsor, who shall then have the right to request that any part of our common stock held by such Sponsor be included in such registration.

Holdback Agreements. Pursuant to the Sponsor Stockholders Agreement, each Sponsor agreed that it will not offer for public sale any equity interests during a period not to exceed 60 days prior to and 180 days after the effective date of any registration statement we file in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

Amended and Restated Management Stockholders Agreement

Dex Media and certain of its employees, executive officers and directors (the “Management Stockholders”) have entered into an amended and restated Management Stockholders Agreement (the “Management Stockholders Agreement”) to provide for certain matters with respect to the ownership and transfer of any and all shares of Dex Media’s common stock and/or preferred stock, if any, owned by the Management Stockholders (the “Restricted Shares”). Pursuant to the Management Stockholders Agreement, the Management Stockholders agreed not to transfer any Restricted Shares without Dex Media’s prior consent, except for permitted transfers to Dex Media, the applicable Management Stockholder’s immediate family, or, in the case of the death of a Management Stockholder, such Management Stockholder’s executors, administrators and beneficiaries. If a Management Stockholder receives a bona fide offer from a third party to purchase any Restricted Shares, Dex Media has the right to purchase such shares on terms no less favorable than those offered by the third party.

Rights to Repurchase Shares. For seven months following the termination of a Management Stockholder’s employment, Dex Media has the right to repurchase all such Management Stockholder’s Restricted Shares at fair market value (as defined in the Management Stockholders Agreement). Dex Media may also repurchase any Management Stockholder’s Restricted Shares at fair market value immediately prior to a change in control (as defined in the Management Stockholders Agreement). If a Management Stockholder’s Restricted Shares are transferred to a third party involuntarily (e.g., through foreclosure or divorce), Dex Media has the right to repurchase the affected shares from the involuntary transferee at fair market value. Notwithstanding the foregoing, Dex Media may not repurchase any Restricted Shares held by a Management Stockholder if such repurchase would render it insolvent, is prohibited by law or would constitute a default under any of the Company’s financing arrangements.

Bring-along Rights. If holders of 51% or more of Dex Media’s common stock and preferred stock propose to transfer shares of Dex Media’s common stock and preferred stock to a third party, such holders have the right to require each Management Stockholder to tender a proportionate amount of their restricted shares for purchase by the third party on the same terms.

Tag-along Rights. If holders of 51% or more of Dex Media’s common stock and preferred stock propose to transfer shares of common stock and preferred stock to a third party constituting a change of control, each Management Stockholder has the right to require such third party to purchase an equivalent percentage of his or her Restricted Shares as that being sold by such holders on the same terms.

Termination. Except as set forth in the next sentence, the Management Stockholders Agreement will terminate upon the first to occur of: (i) the date Dex Media consummates an underwritten public offering of at least $500 million; (ii) the date of Dex Media’s complete liquidation or the date of an agreement for the disposition of all or substantially all of Dex Media’s assets; and (iii) the date that Dex Media’s Board resolves to terminate the Management Stockholders Agreement. However, in no event will the Management Stockholders Agreement terminate prior to November 8, 2005, unless the Board resolves to terminate the Management Stockholders Agreement prior to that date. As of the date of this Proxy Statement, the Board has not resolved to terminate the Management Stockholders Agreement, but may do so in the future.

Under the 2002 Plan, Dex Media granted non-qualified stock options to certain employees who are not senior executive officers pursuant to the “High Performer Reward Program.” In connection with the grant of such stock options, Dex Media entered into the Dex Media, Inc. High Performer Reward Program Management Stockholders Agreement that governed shares of Dex Media common stock purchased upon exercise of options granted pursuant to the High Performer Reward Program. That agreement is substantially similar to the Management Stockholders Agreement described above.

Management Consulting Agreements

Dex Media East and Dex Media West are wholly owned indirect subsidiaries of Dex Media. Each of Dex Media East and Dex Media West is party to a Management Consulting Agreement with each of the Sponsors. Each agreement allows Dex Media East or Dex Media West, as applicable, to avail itself of the Sponsors’ expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to such entity’s business, administration and policies. During 2004, Dex Media East and Dex Media West paid a total of $1.7 million and $3.8 million, respectively, to the Sponsors in advisory fees. In addition, in connection with the closing of Dex Media’s initial public offering in July 2004, each of Dex Media East and Dex Media West terminated the annual advisory fees payable under the Management Consulting Agreements with the Sponsors and each of Dex Media East and Dex Media West paid each of the Sponsors $5.0 million as a final lump sum payment for an aggregate consideration to the Sponsors of $20.0 million. The Sponsors maintain the right to act as Dex Media East’s financial advisor or investment banker or Dex Media West’s financial advisor or investment banker, as applicable, in connection with any merger, acquisition, disposition, financing or the like if Dex Media East or Dex Media West, as applicable, decides it needs to engage someone to fill such a role, in return for additional reasonable compensation and expenses as agreed upon by the parties to the applicable agreement and approved by a majority of the members of the applicable Board of Directors.

Network Services Agreement

In September 2003, Dex Media entered into a network services agreement with SAVVIS Communications Corporation (“SAVVIS”) pursuant to which SAVVIS will provide network connections and other services to support our integrated production system and other systems. SAVVIS is an affiliate of WCAS, one of the Sponsors. The term of the contract is two years, although we have the option to purchase additional services. During 2004, we paid SAVVIS a total of $1.3 million under this contract. We believe the terms and conditions of this agreement are at least as favorable as those that could have been obtained from an unaffiliated person.

Amdocs Agreement

In February 2003, we entered into a five-year agreement with Amdocs for the complete modernization of our core production platform. At the time we entered into this agreement, WCAS was a shareholder of Amdocs. This project will upgrade our existing software system to enhance its functionality. During 2004, we paid Amdocs a total of $47.6 million under this contract. We believe the terms and conditions of this agreement are at least as favorable as those that could have been obtained from an unaffiliated person. Such terms and conditions were independently approved by the unaffiliated directors.

ADDITIONAL INFORMATION

Indebtedness of Management

None of our officers or directors owes any indebtedness to Dex Media.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to Dex Media and written representations that no other reports were required, during the year ended December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Russell T. Lewis inadvertently filed a late Form 3 in November 2004 reporting that he had been appointed a director of the Company.

Audit Fees

The following table presents fees for professional audit services rendered by KPMG for the audit of Dex Media’s annual financial statements for the years ended December 31, 2004 and 2003 and fees for other services rendered by KPMG during those periods.

	2004	2003
Audit fees(1)	$1,997,700	$3,373,785
Audit related fees(2)	—	30,000
Tax fees(3)	86,158	145,170
All other fees	—	—

Total fees	$2,083,858	$3,548,955

(1)	Audit fees consisted principally of fees for the audit of the Company’s consolidated annual financial statements, the review of the financial statements included in our Quarterly Reports on Form 10-Q, comfort letters, consents and assistance with and review of Dex Media’s registration statements filed with the SEC.
(2)	Audit related fees consisted of audit fees for Dex Media’s employee benefit plans.
(3)	Tax fees consisted principally of fees for tax consultation and tax compliance activities.

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the non-audit services performed by the independent public accountants in order to assure the independence of our independent registered public accounting firm. The Audit Committee has adopted a pre-approval process with respect to the provision of the services to be performed by KPMG. This pre-approval process requires the Audit Committee to review and approve all audit services and permitted non-audit services to be performed by KPMG. Pre-approval fee levels for all services to be provided by KPMG are established annually by the Audit Committee. Audit services are subject to specific pre-approval. while audit-related services, tax services and all other services may be granted pre-approvals within specified categories. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee. Additionally, the Audit Committee may delegate either type of pre-approval authority to one or more of its members.

Other Business

The Board does not know of any business to be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. It is intended, however, that the persons authorized under the accompanying proxy will, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at the Annual Meeting.

Annual Report and Form 10-K

Dex Media’s 2004 Annual Report, including audited financial statements, is being forwarded to each stockholder of record as of April 4, 2005, together with this Proxy Statement.

A copy of Dex Media’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC, will be furnished without charge to stockholders on request to:

Dex Media, Inc.

198 Inverness Drive West

Englewood, Colorado, 80112

Attention: Investor Relations

Other Matters

The accompanying form of proxy has been prepared at the direction of Dex Media, of which you are a stockholder, and is being sent to you at the request of the Board. The proxies named therein have been designated by the Board.

The Board urges you, even if you presently plan to attend the Annual Meeting in person, to complete, date, sign and return the enclosed proxy card in the envelope provided. You may revoke your proxy and vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

Frank M. Eichler

Senior Vice President, General Counsel and

Secretary

April 20, 2005

APPENDIX A

DEX MEDIA, INC.

AUDIT COMMITTEE CHARTER

This Audit Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of Dex Media, Inc. (the “Company”) on July 15, 2004, effective July 27, 2004.

PURPOSE:

The purpose of the Audit Committee (the “Committee”) is to assist the Board with its oversight and monitoring responsibilities regarding: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, independence and performance; and (iv) the performance of the Company’s internal accounting and financial controls and the function of the internal audit department. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In so doing, the Committee shall endeavor to maintain free and open means of communication between the members of the Committee, other members of the Board, the independent auditor and the financial management of the Company. Moreover, the Committee shall be directly responsible for the appointment, compensation, retention, evaluation and oversight of the work of any independent auditor employed by the Company (including resolution of any disagreement between management of the Company and the independent auditor regarding financial reporting and pre-approval of all non-audit services) for the purpose of preparing or issuing an audit report or related work, and the independent auditor shall report directly to the Committee.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s By-laws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval (including any decision to consult with independent counsel or other advisors), and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles (“GAAP”) and reviewing the Company’s quarterly financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and in accordance with GAAP and applicable laws, rules and regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the “internal auditor”) and the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

Further, auditing literature, particularly Statement of Accounting Standards No. 100, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

MEMBERSHIP:

As of July 27, 2004, the Committee shall consist of at least three (3) members of the Board. The members, including the Chair of the Committee (the “Chairperson”), shall be appointed by action of the Board, on the recommendation of the Corporate Governance and Nominating Committee of the Board, and shall serve at the discretion of the Board. As of July 27, 2004, at least one (1) Committee member shall satisfy the independence requirements of the New York Stock Exchange and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); as of October 27, 2004 a majority of the Committee members shall satisfy such independence requirements; and as of July 27, 2005, each Committee member shall satisfy such independence requirements.

Each Committee member shall be financially literate as determined by the Board in its business judgment or must become financially literate within a reasonable time after his or her appointment to the Committee. Members of the Committee are not required to be engaged in the accounting and auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting. However, at least one member of the Committee shall have accounting or related financial management expertise as determined by the Board in its business judgment. In addition, at least one Committee member shall be, as determined by the Board in its business judgment, an “audit committee financial expert” within the definition adopted by the Securities and Exchange Commission or the Company shall disclose in its periodic reports required pursuant to the Exchange Act the reasons why at least one member of the Committee is not an “audit committee financial expert.”

No member of the Committee shall simultaneously serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and such determination is disclosed in the Company’s annual proxy statement. Furthermore, no member of the Committee shall receive any compensation from the Company other than (i) director’s fees for services as a director of the Company, including reasonable compensation for service on the Committee; and (ii) a pension or similar deferred compensation from the Company for prior service, provided that such compensation is not contingent on continued or future service to the Company. Without limiting the generality of the foregoing, no member of the Committee, and no member’s firm, may receive any direct or indirect compensation from the Company for services as a consultant or legal or financial advisor.

COMMITTEE ORGANIZATION AND PROCEDURES:

The Chairperson (or in his or her absence, another member selected by the attending members) shall preside at each meeting and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s By-laws that are applicable to the Committee.

The Committee shall meet on a regularly scheduled basis, but at least once each fiscal quarter and more frequently as the Committee deems necessary or desirable. Meetings of the Committee shall be held upon call by the Chairman of the Board or the Chairperson. In addition, the Committee shall meet separately, periodically, with management, the internal auditor and the independent auditor.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, any other personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate.

The Committee may, in its discretion, retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also, in its discretion, utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may, in its discretion, conduct or authorize investigations into any matters within the scope of its responsibilities and powers.

The Committee shall maintain written minutes or other records of its meeting and activities. Minutes of each meeting of the Committee shall be distributed to each member of the Committee and other members of the Board. The Secretary or designated legal counsel of the Company shall retain the original signed minutes for permanent filing.

This Charter shall be made available on the Company’s website at www.dexmedia.com and to any stockholder who otherwise requests a copy.

POWERS AND RESPONSIBILITIES:

A.	Interaction with Independent Auditor

Appointment and Oversight. The independent auditor of the Company shall be accountable to the Committee in connection with the audit of the Company’s annual financial statements and related services. The Committee shall be directly responsible and have sole authority for the appointment, compensation, retention, evaluation and oversight of the work of the independent auditor (including resolution of any disagreement between management of the Company and the independent auditor regarding financial reporting and pre-approval of all non-audit services) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

Pre-Approval of Services. Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, including, without limitation, the Audit and Non-Audit Services Pre-Approval Policy of the Audit Committee; provided that the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre- approval policies and procedures regarding non-audit services, the Committee must be informed of each non- audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

Independence of Independent Auditor. The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review:

(i) The Committee shall obtain and review a report prepared by the independent auditor describing (a) the auditing firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to address any such issues.

(ii) The Committee shall discuss with the independent auditor its independence from the Company, and obtain and review a written statement prepared by the independent auditor describing all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1 (as may be supplemented from time to time). The Committee shall consider the impact that any relationships or services may have on the objectivity and independence of the independent auditor. In addition, the Company shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor. If the Committee determines further inquiry is advisable, the Committee shall take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

(iii) The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

(iv) The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent auditing firms.

(v) The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

B.	Annual and Quarterly Financial Statements and Annual Audit

Meetings with Management, Independent Auditor and Internal Auditor.

(i) The Committee shall meet with management, the independent auditor and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

(ii) The Committee shall review and discuss with management and the independent auditor: (a) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) any analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures or other material financial arrangements of the Company that do not appear on the financial statements of the Company, on the Company’s financial statements.

(iii) The Committee shall review and discuss the annual audited financial statements and the quarterly unaudited financial statements with the management of the Company and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the filing of the Company’s annual report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the Securities and Exchange Commission.

Separate Meetings with Independent Auditor.

(i) The Committee shall discuss with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including, without limitation, any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the independent auditor are: (a) any accounting adjustments that were noted or proposed by the independent auditor but were “passed” (as immaterial or otherwise); (b) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (c) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

(ii) The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: (i) all accounting policies and practices to be used that the independent auditor identifies as critical; (ii) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

(iii) The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as then in effect.

Recommendations to Include Financial Statements in Annual Report. The Committee shall, based on the review and discussions in Sections IV(B)(1)(iii) and IV(B)(2)(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the independent auditor regarding such independence pursuant to Section IV(A)(3)(ii) above, determine whether to recommend to the Board that the audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

C.	Internal Audit

Appointment and Review. The Committee shall review the appointment and replacement of the internal auditor, as well as the performance of the internal audit group. In addition, the Committee shall review, based upon the recommendation of the independent auditor and the internal auditor, the scope and plan of the work to be done by the internal audit group.

Separate Meetings with Internal Auditor. The Committee shall meet periodically with the Company’s internal auditor to discuss the responsibilities, budget and staffing of the Company’s internal audit function and any issues that the internal auditor believes warrant audit committee attention. The Committee shall discuss with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

Reports. Management shall furnish to the Committee a copy of each audit report prepared by the internal auditor.

Access. The internal auditor and the other personnel performing the Company’s internal audit function shall be granted direct and unrestricted access to the Committee.

D.	Other Powers and Responsibilities

1. The Committee shall discuss with the independent auditor and the internal auditor, at least annually, the adequacy and effectiveness of the accounting and financial controls of the Company, and consider any recommendations for improvement of such internal control procedures.

2. The Committee shall discuss with management any management letter or schedule of unadjusted differences provided to or by the independent auditor and any other significant matters brought to the attention of the Committee by the independent auditor as a result of its annual audit. The Committee should allow management adequate time to consider any such matters raised by the independent auditor.

3. The Committee shall discuss with management and the independent auditor any related-party transactions brought to the Company’s attention which could reasonably be expected to have a material impact on the Company’s financial statements.

4. The Committee, through its Chairperson, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee believes is necessary or advisable to report to the Board.

5. The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submission by employees of the Company of concerns and information regarding questionable accounting or auditing matters.

6. The Committee shall review and discuss with management and the independent auditor the Company’s earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP information), as well as any financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

7. The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

8. The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements, required by Item 306 of Regulation S-K, for inclusion in each of the Company’s annual proxy statements.

9. The Committee shall set clear hiring policies regarding the Company’s hiring of employees or former employees of the Company’s independent auditor to ensure that the independence of the independent auditor is not compromised.

10. The Committee shall discuss with management the Company’s policies with respect to risk assessment and risk management, including a review of the Company’s investment policies and performance for cash use and short term investments. The Committee shall discuss with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

11. The Committee shall discuss with the Company’s General Counsel or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

12. The Committee shall request assurances from management, the Company’s internal auditor and the independent auditor that the Company’s foreign subsidiaries and foreign affiliated entities are in conformity with applicable legal requirements, including disclosure of insider and affiliated party transactions.

13. The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

14. The Committee shall at least annually review and reassess the Committee’s Charter and submit any recommended changes to the Board for its consideration.

DEX MEDIA, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints George A. Burnett and Frank M. Eichler, and each of them, as proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Dex Media, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Dex Media, Inc. to be held in the St. Regis Roof Ballroom of the St. Regis Hotel, Two East 55th Street, New York, New York, on May 18, 2005, starting at 8:30 a.m., local time, and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the Annual Meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL NO. 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return your proxy card in the envelope provided.

The Board of Directors recommends that the stockholders vote FOR each of the nominees and proposals listed below.		Please mark your vote as indicated in this example	☒

		FOR ☐	WITHHELD FOR ALL ☐
1.	To elect three Class I directors.
Nominees for election at the Annual Meeting:
George A. Burnett, R. Glenn Hubbard and Russell T. Lewis

WITHHELD FOR: (Write in nominee’s name in the space provided below)

2.	To ratify the selection of KPMG LLP as Dex Media’s independent registered public accounting firm for the year ending December 31, 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To conduct any other business which may be properly brought before the Annual Meeting or any adjournment or postponement thereof.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Whether or not you plan to attend the Annual Meeting, please complete, date and sign this proxy card and return it in the envelope provided. Any person giving a proxy has the power to revoke it at any time prior to its exercise and, if present at the Annual Meeting, may withdraw it and vote in person.

(Signature)

(Signature if held jointly)

Date:

(Please sign exactly as your name appears hereon. If stock is registered in more than one name, each holder should sign. If signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or other entity, the proxy should be signed by a duly authorized officer or other representative.)

ii